Exhibit 3.2

FORM OF SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION1

OF

TRONOX INCORPORATED

Pursuant to Sections 242 and 245 of the

Delaware General Corporation Law

The undersigned, Michael J. Foster, certifies that he is the Vice President, General Counsel and Secretary of Tronox Incorporated (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), and does hereby further certify as follows:

(1) The name of the Corporation is Tronox Incorporated. The Corporation was originally incorporated under the name “New-Co Chemical, Inc.” and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 17, 2005. An amendment to the original Certificate of Incorporation of the Corporation changing the Corporation’s name to “Tronox Incorporated” was filed with the Secretary of State of the State of Delaware on September 12, 2005.

(2) On February 14, 2011, in connection with the consummation by the Corporation and certain of its subsidiaries of their reorganization under Chapter 11 of Title 11 of the United States Code, the Corporation adopted an Amended and Restated Certificate of Incorporation pursuant to a First Amended Joint Plan of Reorganization;

(3) On September 25, 2011, the Corporation entered into a Transaction Agreement with Tronox Limited, Exxaro Resources Limited and certain of their respective affiliates party thereto, which agreement was amended and restated on April 20, 2012 (as so amended and restated, the “Amended and Restated Transaction Agreement”);

(4) The Amended and Restated Transaction Agreement provides for the amendment and restatement of the Corporation’s Amended and Restated Certificate of Incorporation in connection with the consummation of certain mergers involving the Corporation in which the Corporation will continue its existence as the surviving corporation in the mergers;

(5) Pursuant to the Amended and Restated Transaction Agreement, the text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

[1]	All provisions relating to the Exchangeable Shares will be removed in the event no Exchangeable Shares will be issued in the transactions.

ARTICLE I.

The name of the corporation is Tronox Incorporated (the “Corporation”).

ARTICLE II.

The period of the Corporation’s duration is perpetual.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV.

The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE V.

Section 5.01. Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 60,000,000 shares, consisting of 40,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), 10,000,000 shares of exchangeable stock, par value $0.01 per share (the “Exchangeable Stock”) and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Section 5.02. Preferred Stock.

The board of directors of the Corporation (the “Board of Directors”) is hereby expressly authorized at any time, and from time to time, to by resolution create and provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the DGCL (a “Preferred Stock Designation”), to establish the designation of any such series and the number of shares to be included in each such series, and to fix the designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including, but not limited to, the following:

(i) the designation of the series, which may be by distinguishing number, letter or title;

(ii) the designation of and the number of shares constituting such series, which number the Board of Directors may thereafter (except as otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares of such series then outstanding);

(iii) dividend rate for the payment of dividends on such series, if any, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of or any other series of capital stock, the conditions and dates upon which such dividends, if any, shall be payable, and whether such dividends, if any, shall be cumulative or non-cumulative;

(iv) whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(v) the terms and amount of any sinking fund providing for the purchase or redemption of the shares of such series;

(vi) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or series of capital stock of, or any other security of, the Corporation or any other corporation, and, if provision be made for any such conversion or exchange, the times, prices, rates, adjustments and any other terms and conditions of such conversion or exchange;

(vii) the extent, if any, to which the holders of the shares of such series shall be entitled to vote separately as a class or otherwise with respect to the election of directors or otherwise;

(viii) the restrictions, if any, on the issuance or reissuance of shares of the same series or of any other class or series;

(ix) the amounts payable on and the preferences, if any, of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Corporation; and

(x) any other relative rights, powers, and preferences, and the qualifications, restrictions and limitations thereof, of such series.

Section 5.03. Common Stock. Each share of Common Stock shall be identical and treated equally in all respects except as set forth herein and as otherwise provided by law. No stock dividend, stock split, combination or other similar recapitalization may be effected as to any series of Common Stock unless such action equally affects the other series of Common Stock. The rights and privileges of any series of Common Stock as set forth in this ARTICLE V shall not be amended, altered or repealed (whether by amendment or restatement or by merger, consolidation, business combination or otherwise) in any manner which adversely affects such series of Common Stock or does not equally affect the other series of Common Stock, in each case, without the affirmative vote of holders of a majority of the outstanding shares, voting as a separate class, of such series of Common Stock proposed to be affected. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of common stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Section 5.04. Exchangeable Stock.

(a) Generally. Each share of Exchangeable Stock shall be identical and treated equally in all respects except as set forth herein and as otherwise provided by law. The rights and privileges of any series of Exchangeable Stock as set forth in this ARTICLE V shall not be amended, altered or repealed (whether by amendment or restatement or by merger, consolidation, business combination or otherwise) in any manner which adversely affects such series of Exchangeable Stock or does not equally affect the other series of Exchangeable Stock, in each case, without the affirmative vote of holders of a majority of the outstanding shares of Exchangeable Stock, voting as a separate class, of such series of Exchangeable Stock proposed to be affected. Each holder of Exchangeable Stock, as such, shall be entitled to one vote for each share of Exchangeable Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Exchangeable Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(b) Optional Exchange at the Request of Holder.

(i) At any time prior to October 5, 2012, unless prohibited by applicable law or regulation, any holder of Exchangeable Stock may require the Corporation to exchange any or all of such holder’s shares of Exchangeable Stock for the Exchangeable Share Consideration (any such exchange, an “Exchange”). “Exchangeable Share Consideration” means, for each share of Exchangeable Stock, (x) one Class A ordinary share of Tronox Limited (such one-to-one ratio, the “Exchange Ratio”), (y) an amount in cash equal to any declared and unpaid dividends in respect of the shares of Exchangeable Stock subject to the exchange, provided that the holder of such shares of Exchangeable Stock was a holder of such shares on the applicable dividend record date, and (z) $12.50 in cash, without interest.

(ii) In order to effect an Exchange, a holder of shares of Exchangeable Stock must deliver to the Secretary of the Corporation at the Corporation’s principal place of business, a written notice of such holder’s election to exchange shares of Exchangeable Stock, specifying the number of shares of Exchangeable Stock to be exchanged (such notice, a “Notice of Exchange”). Upon receipt by the Secretary of the Corporation of a Notice of Exchange from any holder of shares of Exchangeable Stock, the Corporation will use its reasonable best efforts to cause the Class A ordinary shares of Tronox Limited issuable upon such Exchange pursuant to this Section 5.04(b) to be issued at the close of business in Perth, Australia on the third Business Day after the date on which the Notice of Exchange is received (the “Exchange Date”), and as of such date of issuance such holder shall become a holder of record of the Class A ordinary shares of Tronox Limited so issued. As soon as practicable after the Exchange Date, the Corporation shall deliver, or cause to be delivered, the cash portion of the Exchangeable Share Consideration to the relevant holder. The Class A ordinary shares of Tronox Limited will be issued in book-entry form, unless the holder specifically requests that such shares be represented by certificates. For purpose of this Second Amended and Restated Certificate of Incorporation, the term “Business Day” means a day (other than a Saturday or Sunday) on which banks are generally open for business in each of New York, New York and Perth, Australia.

(iii) Any Notice of Exchange delivered by a holder of Exchangeable Stock will be irrevocable.

(c) Exchange of Exchangeable Stock by the Corporation.

(i) Optional Exchange by the Corporation. Beginning on October 30, 2012, the Corporation may, in its sole discretion, unless prohibited by applicable law or regulation, exchange all (but not less than all) of the then outstanding shares of Exchangeable Stock for the Exchangeable Share Consideration.

(ii) Optional Exchange at the Request of Tronox Limited. At any time prior to the one-year anniversary of the first day on which fewer than five percent (5%) of the number of shares of Exchangeable Stock issued in connection with the transactions contemplated by the Amended and Restated Transaction Agreement are outstanding, if requested by the board of directors of Tronox Limited, unless prohibited by applicable law or regulation, the Corporation shall exchange all (but not less than all) of the then outstanding shares of Exchangeable Stock for the Exchangeable Share Consideration.

(iii) Procedures for Exchange. In the event the Corporation intends to exchange all of the then outstanding shares of Exchangeable Stock pursuant to either Section 5.04(c)(i) or Section 5.04(c)(ii), the Corporation will (i) announce such exchange in a press release reported by the Dow Jones News Services, the Associated Press or a comparable national new service, and (ii) deliver an exchange notice to each holder of shares of Exchangeable Stock. The Corporation will use its reasonable best efforts to cause the Class A ordinary shares of Tronox Limited issuable upon the exchange to be issued at the close of business in Perth, Australia on or before the twentieth (20th) Business Day after the date on which the exchange is first announced pursuant to the first sentence of this Section 5.04(c) (such date, the “Mandatory Exchange Date”), and as of such date of issuance each holder of shares of Exchangeable Stock shall become a holder of record of the Class A ordinary shares of Tronox Limited so issued to such person. The Corporation shall deliver, or cause to be delivered, the Exchangeable Share Consideration to the holders of the shares of Exchangeable Stock as soon as practicable after the Mandatory Exchange Date. The Class A ordinary shares of Tronox Limited will be issued in book-entry form, unless the holder specifically requests that such shares be represented by certificates.

(d) Purchase for Cancellation. Subject to applicable law, the Corporation may at any time and from time to time offer to purchase for cancellation all or any part of the outstanding shares of Exchangeable Stock for the Exchangeable Share Consideration.

(e) Adjustments to Exchangeable Share Consideration. In the event of any stock dividend, recapitalization or similar transaction involving the Class A ordinary shares of Tronox Limited (but excluding changes resulting from (i) the exercise of stock options or the conversion of any other equity awards of Tronox Limited into Class A ordinary shares of Tronox Limited or (ii) the granting of equity-based compensation to directors or employees of Tronox Limited or its subsidiaries under its equity based compensation plans or arrangements) or the shares of Exchangeable Stock, the respective boards of directors of the Corporation and Tronox Limited shall take all necessary action such that an equitable and proportional adjustment is made to the Exchange Ratio.

(f) Tax Withholding. In connection with any exchange, redemption or purchase of shares of Exchangeable Stock pursuant to this Section 5.04, the Corporation shall be entitled to deduct and withhold applicable taxes from the Exchangeable Share Consideration otherwise payable to holders of Exchangeable Stock.

(g) Restrictions on Transfer. No holder of Exchangeable Stock may sell, transfer, assign, pledge or otherwise dispose any shares of Exchangeable Stock owned by it until December 31, 2012, after which the outstanding shares of Exchangeable Stock will become transferable in accordance with applicable laws.

Section 5.05. Voting Rights. Except as otherwise provided herein or by applicable law, the holders of shares of Common Stock and Exchangeable Stock shall be entitled to receive notice of and attend any meeting of the stockholders of the Corporation, and vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation.

(a) Each holder of shares of Common Stock shall be entitled to one (1) vote for each share of Common Stock held as of the record date for any meeting of the stockholders of the Corporation or for any action by written consent in lieu of a meeting.

(b) Each holder of shares of Exchangeable Stock shall be entitled to one (1) vote for each share of Exchangeable Stock held as of the record date for any meeting of the stockholders of the Corporation or for any action by written consent in lieu of a meeting.

Section 5.06. Dividends. Subject to any rights of any class or series of Preferred Stock, the holders of Common Stock and Exchangeable Stock shall be entitled to receive dividends when and as declared by the Board of Directors of the Corporation out of funds legally available therefor. Holders of shares of Common Stock and Exchangeable Stock shall be entitled to share equally, share for share, in any such dividends with respect to the Common Stock and Exchangeable Stock.

Section 5.07. Liquidation. Subject to any rights of any class or series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, voluntary or involuntary, the assets of the Corporation available to stockholders shall be distributed equally per share to the holders of shares of Common Stock and Exchangeable Stock.

ARTICLE VI.

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, and elections of directors need not be by written ballot unless required by the Bylaws of the Corporation. The number of directors of the Corporation shall be fixed from time to time in the manner set forth herein and in the Corporation’s Bylaws, provided, however, that no decrease in the number of directors may shorten the term of any incumbent director.

ARTICLE VII.

A director shall have no liability for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or hereafter may be amended. No amendment, repeal or modification of this ARTICLE VII shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification for or with respect to an act or omission of such director occurring prior to such amendment, repeal or modification.

ARTICLE VIII.

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, amend and repeal the Bylaws of the Corporation.

ARTICLE IX.

Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than a majority of the shares entitled to vote, or, if greater, not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, or the Corporation’s principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested; provided, however, that no consent or consents delivered by certified or registered mail shall be deemed delivered until such consent or consents are actually received at the registered office. All consents properly delivered in accordance with this ARTICLE IX shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the Corporation as required by this ARTICLE IX, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

ARTICLE X.

Subject to Section 5.03 and Section 5.04(a), the Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner from time to time prescribed herein or by applicable law. Subject to Section 5.03 and Section 5.04(a), all rights, preferences and privileges of whatsoever nature conferred upon stockholders by and pursuant to this Second Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE X.

ARTICLE XI.

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be executed on its behalf by its duly elected officer this         day of         2012.

TRONOX INCORPORATED

By:
Name: Michael J. Foster
Title: Vice President, General Counsel and Secretary